EXHIBIT 99.1

Coffee Holding Co., Inc. Reports Results for the Three and Six Months Ended April 30, 2011

STATEN ISLAND, N.Y., June 9, 2011 (GLOBE NEWSWIRE) -- Coffee Holding Co., Inc. (“Coffee Holding”) (Nasdaq:JVA) today announced its operating results for the three and six months ended April 30, 2011.  In this release, the Company:

•
Reports net sales $62,973,110 for the six months ended April 30, 2011 and $37,332,017 for the three months ended April 30, 2011 compared to net sales of $41,276,459 for the six months ended April 30, 2010 and $19,917,308 for the three months ended April 30, 2010;

•	Reports sales growth of 87% for the three months ended April 30, 2011 compared to 11.4% for the three months ended April 30, 2010; and

•
Reports net income of $1,187,957, or $0.22 per share (basic and diluted) for the three months ended April 30, 2011 compared to net income of $800,448, or $0.15 per share (basic and diluted) for the three months ended April 30, 2010.

Results of Operations

The Company had net income of $1,187,957, or $0.22 per share (basic and diluted), for the three months ended April 30, 2011 compared to net income of $800,448 or $0.15 per share (basic and diluted), for the three months ended April 30, 2010.  The Company had net income of $2,229,029, or $0.41 per share (basic and diluted), for the six months ended April 30, 2011 compared to net income of $1,358,426 or $0.25 per share (basic and diluted), for the six months ended April 30, 2010.  The increase in net income primarily reflects increased gross profit.

Net sales totaled $37,332,017 for the three months ended April 30, 2011, an increase of $17,414,709, or 87%, from $19,917,308 for the three months ended April 30, 2010.  Net sales totaled $62,973,110 for the six months ended April 30, 2011, an increase of $21,696,651, or 52%, from $41,276,459 for the six months ended April 30, 2010.  The increase in net sales reflects higher sales prices compared to the second quarter of fiscal 2010 as well as additional poundage sold due to the addition of our subsidiary, OPTCO, as well as additional sales of green coffee to new customers.

Cost of sales for the three months ended April 30, 2011 was $33,732,594, or 90.3% of net sales, as compared to $17,068,938, or 85.7% of net sales for the three months ended April 30, 2010.  Cost of sales for the six months ended April 30, 2011 was $56,292,992, or 89.4% of net sales, as compared to $35,790,325, or 86.7% of net sales for the six months ended April 30, 2010.  The increase in cost of sales reflects the increased cost of green coffee, the addition of our subsidiary, OPTCO, as well as a greater shift in the percentage of sales of green coffee from roasted coffee sales.

Total operating expenses increased by $210,787, or 13.37%, to $1,787,213 for the three months ended April 30, 2011 as compared to operating expenses of $1,576,426 for the three months ended April 30, 2010.  Total operating expenses increased by $309,733, or 9.78%, to $3,475,067 for the six months ended April 30, 2011 as compared to operating expenses of $3,165,334 for the six months ended April 30, 2010.  The increase in operating expenses was due to increases in selling and administrative expense due to a higher level of business during this period as well as in increase in officers’ salaries of $30,000.

“We are pleased to report another strong quarter to our shareholders.   Our revenue growth continues to drive our bottom line as our business has been strong in all areas during this period.  Our price increases helped us keep pace with the rising price of green coffee, improving our margins on both our private label and branded businesses.

“In addition to our traditional sources of revenue, our growth this quarter was driven by several new factors which we believe will have ongoing benefits for our company.  First is the continuing high price of green unroasted coffee which many industry experts believe will remain elevated for the foreseeable future.  These sustained high prices have had a negative impact on many smaller and medium size roasters who in the past, have procured full lots of green coffee from conventional trade houses sources.  We believe that these extended higher commodity prices as well as heightened market volatility have made it both financially difficult, as well as strategically unwise, for many smaller and medium size roasters to purchase large amounts of coffee on their own.  The unanticipated consequences of these higher prices is that we have picked up many of these roasters as new customers who can now rely on us for a wide variety of high quality Arabica coffees for their inventory needs without stretching their cash flows and increasing their market risk exposure.  These roaster customers are local roasters scattered throughout the country.  Adding this new group of customers to our already vast green coffee selling base should give us a boost to both our revenues for the foreseeable future.

“Also during this period, we attended our second selling show in China. We believe we will be able to begin to cultivate a new customer base for our brands; as this market is virtually untapped, yet it has the potential to become one of the most important outlets for coffee consumption over the next ten years.  The Chinese appetite for quality American brands was evident during our interactions on our visits.  We have just completed our first few sales into this market and we anticipate this could mark the start of another growth area for our company.

“Lastly, Smucker’s recent announcement of their purchase of Café Bustelo and Café Pilon, the two dominant brands that compete with our Café Caribe and Café Supremo, could mark the beginning of these ethnic coffees going main stream.  We believe many retailers who in the past have not realized the importance of this segment of the coffee drinking market will now be forced to do so as these highly popular Spanish brands will now be part of the Folgers’ family.  We believe our Spanish brands, both Café Caribe and Café Supremo, will now be viewed in a different and better light as many of these retailers will need to carry multiple brands in this category to offer their customers another choice just like they do in most other categories.

“We view these events in a positive way and believe they will have a beneficial impact on our future business,” said Mr. Andrew Gordon, President and CEO of Coffee Holding Co.

Quarterly Dividend

The Company’s previously announced quarterly cash dividend of $0.03 per share will be paid to stockholders of record as of the close of business on July 18, 2011.  The dividend will be paid on August 1, 2011.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, coffee prices, pricing of our products, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
APRIL 30, 2011 AND OCTOBER 31, 2010

	April 30, 2011	October 31, 2010
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$1,908,627	$1,672,921
Commodities held at broker	323,385	275,499
Accounts receivable, net of allowances of $197,078 for 2011 and 2010	11,625,259	8,852,372
Inventories	9,413,405	8,190,420
Prepaid green coffee	429,137	1,335,676
Prepaid expenses and other current assets	276,543	502,852
Prepaid and refundable income taxes	110,245	9,521
Deferred income tax asset	128,970	128,959
TOTAL CURRENT ASSETS	24,215,571	20,968,220
Machinery and equipment, at cost, net of accumulated depreciation of $5,363,476 and $5,147,593 for 2011 and 2010, respectively	1,628,637	1,560,940
Customer list and relationships, net of accumulated amortization of $7,500 and $3,750 for 2011 and 2010, respectively	142,500	146,250
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Deferred income tax asset	266,530	199,041
Deposits and other assets	766,445	699,029
TOTAL ASSETS	$27,639,683	$24,193,480
- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$9,225,841	$7,124,072
Line of credit	1,521,223	2,306,749
Income taxes payable	417,873	234,744
Contingent liability	50,000	41,000
Deferred income tax liabilities	34,617	73,300
TOTAL CURRENT LIABILITIES	11,249,554	9,779,865
Deferred income tax liabilities	199,883	216,700
Deferred rent payable	135,839	124,756
Deferred compensation payable	617,802	540,642
TOTAL LIABILITIES	12,203,078	10,661,963
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; 0 issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,579,830 shares issued; 5,490,823 shares outstanding for 2011 and 2010	5,580	5,580
Additional paid-in capital	7,581,973	7,581,973
Contingent consideration	39,000	39,000
Retained earnings	8,046,105	6,151,054
Less: Treasury stock, 89,007 common shares, at cost for 2011 and 2010	(295,261)	(295,261)
Total Coffee Holding Co., Inc. Stockholders’ Equity	15,377,397	13,482,346
Noncontrolling interest	59,208	49,171
TOTAL EQUITY	15,436,605	13,531,517
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,639,683	$24,193,480

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2011	2010	2011	2010
NET SALES	$62,973,110	$41,276,459	$37,332,017	$19,917,308

COST OF SALES (including $11.7 and $11.6 million of related party costs for the six months ended April 30, 2011 and 2010, respectively. Including $6.8 and $5.0 million for the three months ended April 30, 2011 and 2010, respectively.)	56,292,992	35,790,325	33,732,594	17,068,938

GROSS PROFIT	6,680,118	5,486,134	3,599,423	2,848,370

OPERATING EXPENSES:
Selling and administrative	3,145,367	2,865,634	1,637,363	1,426,576
Officers’ salaries	329,700	299,700	149,850	149,850
TOTALS	3,475,067	3,165,334	1,787,213	1,576,426

INCOME FROM OPERATIONS	3,205,051	2,320,800	1,812,210	1,271,944

OTHER INCOME (EXPENSE)
Interest income	111,331	2,651	6,316	1,332
Interest expense	(118,660)	(94,630)	(61,595)	(41,215)
TOTALS	(7,329)	(91,979)	(55,279)	(39,883)

INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTEREST IN SUBSIDIARIES	3,197,722	2,228,821	1,756,931	1,232,061

Provision for income taxes	958,656	877,930	568,996	436,668

NET INCOME	2,239,066	1,350,891	1,187,935	795,393
Less: Net (income) loss attributable to the noncontrolling interest	(10,037)	7,535	22	5,055

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$2,229,029	$1,358,426	$1,187,957	$800,448

Basic and diluted earnings per share	$.41	$.25	$.22	$.15

Dividends declared per share	$.06	$-	$.03	$-

Weighted average common shares outstanding:
Basic	5,490,823	5,440,823	5,490,823	5,440,823
Diluted	5,500,823	5,440,823	5,500,823	5,440,823

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED APRIL 30, 2011 AND 2010

(Unaudited)

	2011	2010
OPERATING ACTIVITIES:
Net income	$2,239,066	$1,350,891
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	219,633	225,333
Unrealized gain on commodities	(47,886)	(38,103)
Bad debt expense	-	13,400
Deferred rent	11,083	12,845
Deferred income taxes	(123,000)	47,500
Changes in operating assets and liabilities:
Accounts receivable	(2,772,887)	2,010,423
Inventories	(1,222,985)	(358,185)
Prepaid expenses and other current assets	226,309	17,768
Prepaid green coffee	906,539	-
Prepaid and refundable income taxes	(100,724)	(21,710)
Accounts payable and accrued expenses	2,110,769	(2,313,692)
Deposits and other assets	9,744	30,659
Income taxes payable	183,129	(191,931)
Net cash provided by operating activities	1,638,790	785,198

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(283,580)	(142,360)
Net cash used in investing activities	(283,580)	(142,360)

FINANCING ACTIVITIES:
Advances under bank line of credit	58,006,191	43,336,049
Principal payments under bank line of credit	(58,791,717)	(44,127,677)
Payment of dividend	(333,978)	-
Net cash used in financing activities	(1,119,504)	(791,628)

NET INCREASE IN CASH AND CASH EQUIVALENTS	235,706	(148,790)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,672,921	984,354

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,908,627	$835,564

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$93,446	$112,915
Income taxes paid	$991,698	$944,284

CONTACT:         Coffee Holding Co., Inc.
Andrew Gordon, President & CEO
(718) 832-0800